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Exhibit 99.1

[LETTERHEAD OF STRESSGEN BIOTECHNOLOGIES]

STRESSGEN ANNOUNCES ROBUST HPV DATA FROM
MULTIPLE PHASE II CLINICAL TRIALS

AGGREGATE DATA SUPPORT BROAD ACTIVITY OF HSPE7
IN SEXUALLY TRANSMITTED DISEASES CAUSED BY HUMAN PAPILLOMAVIRUS

FOR IMMEDIATE RELEASE	November 29, 2001

Victoria, British Columbia, CANADA—Stressgen Biotechnologies Corporation (TSE: SSB) announced the latest results compiled from six data sets from five key phase II clinical trials involving its lead "fusion" product, HspE7, a novel immunotherapeutic for the treatment of diseases caused by the human papillomavirus (HPV). HPV is one of the most common causes of sexually transmitted diseases in the world.

These results were compiled from recently analyzed data obtained from a 10-week low dose cervical dysplasia trial, a six-month low dose anal dysplasia trial, a six-month high dose anal dysplasia trial, a long-term registry of up to 18 months high dose anal dysplasia patients, a six-month phase II genital warts trial, and a six-month retrospective chart review and registry of up to 18 months of anal dysplasia patients who had concomitant internal and external genital warts. With the exception of the ongoing registry, all other data are final.

The final results of the high dose study in patients with high grade anal dysplasia at six months demonstrated a 75% reduction from high grade dysplasia, a precursor to anal cancer, to low grade dysplasia, potentially avoiding the need for surgery in these patients. At 18 months in the follow-up registry, 50% of these patients were now in complete remission.

The final results of the high dose study in patients with genital warts at six months demonstrated a 53% median reduction of wart area versus 16% with placebo. Similar results had been seen in the six-month data of the retrospectively reviewed patients. Further follow-up of the same retrospectively reviewed patients now show a 73% complete remission rate for those patients followed 18 months, and these patients had both internal and external genital warts. The dose is given systemically by subcutaneous injection versus topically which may account for its efficacy in both internal and external genital warts.

"I have reviewed initial data from our ongoing registry for long-term follow up of our anal dysplasia patients following treatment with our recommended regimen of HspE7," said John R. Neefe, M.D., Vice President of Clinical Research and Regulatory Affairs. "Likewise, I have reviewed the initial follow-up data from our retrospective evaluation of concomitant genital warts in the same patients. Once complete response or freedom from disease is achieved, the recurrence rate at 15 months is very low in high grade anal dysplasia. In genital warts, once complete response is achieved, no recurrences have been observed by 15 months. Follow-up is continuing and the followed population will increase significantly with the passage of time. The results may change as the population followed becomes larger."

"This is an impressive demonstration of efficacy of a therapeutic vaccine with a high clinical response rate," said Keerti V. Shah, M.D., Professor of Molecular Microbiology and Immunology at Johns Hopkins School of Public Health and a leading authority on human papillomaviruses. "HspE7 appears to have broad activity in multiple HPV sexually transmitted diseases and to achieve complete remissions in the majority of the cases."

The results from these studies indicate consistent improvement of multiple HPV infections over an 18-month period. There is no indication that the improvement of these patients is plateauing and both disease populations will be followed up to 24 months. Patient response appears to have a broad spectrum of activity in sexually transmitted HPV diseases. Activity does not appear to be restricted to any particular HPV subtype. The high dose of 500 mcg × 3 is superior to low dose of 100 mcg × 3, and low dose is not superior to placebo, suggesting that 500 mcg will be active in our ongoing phase II RRP and phase III AIN trials.

HspE7 has now been administered in over 300 patients. HspE7 is well tolerated at both the low dose 100 mcg and high dose 500 mcg. No life threatening or dose limiting side effects have been observed, and the most common side effect is mild to moderate injection site reaction. HspE7 is easy to administer. Patient compliance is good because the physician controls the administration. Animal data suggest that HspE7 will likely be effective in immunocompromised individuals such as HIV+, the elderly, transplant patients and diabetics. A study involving HIV+ patients will commence in 2002.

"These data demonstrating the durable efficacy over a broad spectrum of HPV subtypes and diseases continue to confirm the value of Stressgen's broad-based proprietary fusion technology as a unique new "smart drug' approach to treating a wide variety of viral infections," said Daniel L. Korpolinski, President and Chief Executive Officer of Stressgen.

About Conference Call

Stressgen's conference call will be held on Thursday, November 29, 2001 at 8:30 a.m. ET (5:30 a.m. PT). The dial in number to access the call is: 800 618-9683, reservation number 20014599. A replay of this call will be available from November 29 at 10:30 a.m. ET through December 6, 2001. The playback number is: 800 558-5253, reservation number 20014599 or 416 626-4100, reservation number 20014783. The Company will retain information about accessing the call on its website at http://www.stressgen.com through the playback period. A slide presentation will be available during the conference call through http://www.stressgen.com/meeting.htm.

About Stressgen Biotechnologies

Stressgen is a public biopharmaceutical company focused on the development and commercialization of innovative stress protein-based "fusion" immunotherapeutics. The Company is developing a broad range of products for the treatment of viral infections and related cancers. In addition to targeting HspE7 in HPV-related diseases, the Company also has a program to evaluate stress protein fusions in hepatitis B and has initiated research studies to evaluate its heat shock protein technology in the treatment of several other indications. Stressgen is also an internationally recognized commercial supplier of research products used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

HspE7 is a novel immunotherapeutic "smart drug" for the treatment of diseases caused by the human papillomavirus ("HPV"), one of the most common sexually transmitted diseases, estimated to infect approximately 30 to 50 percent of the sexually active population. There are 5.5 million new cases of genital HPV infection diagnosed per year in the U.S. alone, of which over 1 million represent cases of genital warts. In addition to warts, genital HPV infection can cause cervical cancer and a variety of precancerous conditions, including anal and cervical dysplasia.

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding expected results from future clinical trials and the Company's ability to bring therapeutics to market. Factors that may cause the ultimate results or our performance to be materially different from those implied by such statements include risks that the Company will not obtain approval to market its products, that it will be difficult to progress from research to commercialization and that competitors will develop alternative therapeutics. These factors and others are more fully discussed in our quarterly reports on Form 10-Q and other filings with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission.

Contacts:
Donna Slade Director, Investor Relations 4445 Eastgate Mall, 2nd Floor San Diego, CA USA 92121 Tel: 858/812-5616 Fax: 858/812-5613 dslade@stressgen.com	Jennifer Matterson Communications Coordinator 350-4243 Glanford Avenue Victoria, BC CANADA V8Z 4B9 Tel: 250/744-2811 Fax: 250/744-3331 jmatterson@stressgen.com

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Exhibit 99.1
STRESSGEN ANNOUNCES ROBUST HPV DATA FROM MULTIPLE PHASE II CLINICAL TRIALS